Exhibit 99.1

PEPSICO Q4 EPS ROSE OVER 30% TO 51 CENTS,

WITH FULL YEAR 2003 UP 21% TO $2.01

OUTSTANDING Q4 DIVISION REVENUE INCREASE OF 10%,

8% FOR FULL YEAR

2003 OPERATING CASH FLOW LESS NET CAPITAL SPENDING $3.0 BILLION;

OVER $1.9 BILLION SPENT FULL-YEAR ON SHARE REPURCHASES

•	Volume up 6% in fourth quarter, 5% full year

•	Division operating profit up 13%, 10% full year

•	Net income up 30%, 18% full year

PURCHASE, NY (Feb. 5, 2004) — PepsiCo finished 2003 with another quarter of double-digit earnings growth, as earnings per share for the fourth quarter of 2003 were up over 30% to $0.51, on a fully diluted basis. For the full year, earnings per share were up 21%, to $2.01, on a fully diluted basis. The results for both 2002 and 2003 include the expensing of stock options, which was $0.06 per share in the fourth quarter of 2003, and $0.20 per share for the full year.

A reduction in costs relating to the Quaker merger contributed 12 percentage points to the earnings per share increase for the quarter. For the full year, lower merger costs contributed 6 percentage points.

As announced in early December, a restructuring charge of $147 million was taken in the fourth quarter to strengthen the business by streamlining operations across both North American divisions and PepsiCo International. The $0.06 per share cost of the restructuring was offset by benefits from a favorable tax settlement.

Chairman and Chief Executive Officer Steve Reinemund said:

“2003 was an outstanding year for PepsiCo – and 2004 looks to have the same potential. No matter how you look at our businesses, we’re producing solid, balanced growth. Our health and wellness brands are growing, as are our Fun-For-You businesses. We’ve achieved solid growth rates in snacks and beverages, both in our North American and in our International operations. Overall, our top-line and bottom-line growth rates are strong, as are our short-term and long-term growth prospects.

“The strong 2003 performance sets the stage for a repeat performance in 2004 and beyond. Our pipeline of innovation remains strong, our operating plans are solid, and we’re making great progress in developing our people. PepsiCo continues to perform as a premier consumer products company, with a diverse product portfolio, powerful distribution systems, and a deep understanding of both the consumer and retail customer. I expect all our businesses will leverage these competitive advantages to deliver their 2004 plans.

“Furthermore, we now have even stronger capability for rewarding our people. As we announced in December, the improvements made to our broad-based Sharepower stock option program and executive compensation programs give us more tools than ever to recognize and reward associates in our results-driven culture.”

Reinemund continued: “Our outlook for 2004 remains entirely consistent with the guidance that we provided in our December investor meeting. We are targeting 2004 EPS in the $2.24 to $2.28 range, and we expect our operating cash flow, after net capital expenditures, to exceed 10% growth.”

NOTE TO INVESTORS

As previously announced, PepsiCo’s financials now include stock option expense. Stock option expense is included in both 2002 and 2003 financial results, and presented in this release as a separate line item below division operating profit. In 2004, the operating divisions will be measured based on plans that include stock option expense, and their financial results will be reported accordingly. Therefore, historical data that assigns stock option expense to the appropriate operating division will be available soon for the years 2001-2003. The information will be posted on the Company’s web-site at www.pepsico.com in the “Investors” section under “Press Releases.” This information will be provided to the SEC on Form 8-K.

SUMMARY OF TOTAL PEPSICO RESULTS

Volume continued to be solid, with total servings of products sold worldwide up 6% in the fourth quarter of 2003 and 5% for the full year. Servings of snacks worldwide grew 5% for the quarter and for the full year, while worldwide servings of beverages grew 7% for the quarter, and over 5% for the full year.

Division revenue for the fourth quarter rose 10% to $8.1 billion. The revenue increase reflects the volume increase, positive mix, and favorable foreign exchange which contributed close to 2 percentage points of growth. For the full year, division revenue increased 8% to $27 billion. The revenue growth largely reflects the volume increase and positive mix.

Division operating profit in the fourth quarter rose 13% to $1.6 billion. These gains reflect the volume increases, as well as favorable mix and effective net pricing. Currency exchange rates improved profit growth by one point. For the full year, division operating profit grew almost 10%, to more than $5.8 billion. The profit growth reflects the volume increase, favorable mix, and improved price realization. Currency exchange rates did not have a significant impact on the full year results for either revenues or operating profits.

Total operating profit, which includes corporate unallocated expenses, stock option expense, fourth quarter restructuring, and Quaker merger costs, increased 2% for the quarter, and nearly 11% for the full year. Total net income, which also includes the favorable tax settlement in the fourth quarter, increased 30% for the quarter, and over 18% for the full year.

FRITO-LAY NORTH AMERICA (FLNA)

(In millions)

	Sixteen Weeks			Fifty-Two Weeks
	Q4 2003	Q4 2002	Percent Change	FY 2003	FY 2002	Percent Change
Revenue	$2,696	$2,540	6%	$9,091	$8,565	6%
Operating Profit	$699	$653	7%	$2,366	$2,216	7%

4th Quarter 2003

Frito-Lay North America had strong top line results in the fourth quarter, with 3% volume growth and 6% revenue growth. In U.S. IRI measured channels, Frito-Lay gained approximately one share point in volume for the quarter. The 6% fourth-quarter growth in revenue reflects increased volume, positive mix, modest pricing, and a favorable Canadian dollar exchange rate.

Volume growth in the “Core” Salty Snack business during the quarter came primarily from:

•	The introduction of Lay’s STAX Potato Crisps stacked in a portable, resealable, crush-resistant container;
•	Sustained double-digit growth in Cheetos, supported by strong advertising and led by Twisted Cheetos introduced earlier this year;
•	Continued growth in the retail single-serve business;
•	Ongoing growth of Munchies Snack Mix, which is now approaching a 30% share of the snack mix category; and
•	The line-up of Natural/Organic products introduced earlier this year.

Strong “Add More” Convenience Foods volume growth was driven principally by innovation, including:

•	Double-digit growth in bars, aided by the success of Chewy Trail Mix bars and Oatmeal-On-The-Go bars, both introduced in the third quarter;
•	Continued success of Fruit & Oatmeal Toastables – a toaster pastry with real oatmeal crust and real fruit filling, that’s cholesterol-free and fortified with vitamins and calcium; and
•	Strong growth in nut and meat snacks.

Operating profits grew 7% in the fourth quarter, ahead of revenue, reflecting the volume gains, price realization and productivity. Margin expansion was limited, in part, by input cost inflation that has been discussed previously, particularly overall inflation in cooking oil markets combined with the strategic decision to switch from oil containing trans fats, such as hydrogenated soybean oil, to healthier corn oil.

Full Year 2003

FLNA had strong top line results for the full year with close to 4% volume growth and over 6% revenue growth. The 6% full-year revenue growth reflects increased volume, positive mix, modest pricing, and promotional spending productivity in the core Salty business.

Salty Snacks growth was led by Cheetos, Munchies Snack Mix, Lay’s STAX, the Natural/Organic line, and Dips. In addition, the two biggest brands – Lay’s and Doritos – also contributed to the growth, aided, in part, by the success of Guacamole-flavored varieties. Growth in Convenience Foods was led by the Quaker bar line, Quaker Toastables, nuts, and Oberto meat snacks.

Across FLNA’s Salty and “Add More” Convenience Foods businesses, the full year volume of Better-For-You products grew over 20%. Volume for Fun-For-You products grew in the low single digits. Better-For-You products now make up over 10% of the FLNA portfolio on both a volume and revenue basis.

Operating profits grew 7%. Input cost inflation in cooking oils, combined with the strategic decision in 2003 to eliminate trans fats from all FLNA products, represented a full-year investment that reduced operating profit by more than one point of growth. Operating profit growth was driven by volume, net price realization, and productivity resulting from execution of the “Max It!” productivity programs in manufacturing and distribution.

FLNA 2003 Highlights
• Solid volume growth with strong price/mix realization
• Continued share gain
• Strategic investment to eliminate trans fats
• Progress in MAX It! productivity program continues margin expansion

PEPSICO BEVERAGES NORTH AMERICA (PBNA)

(In millions)

	Sixteen Weeks			Fifty-Two Weeks
	Q4 2003	Q4 2002	Percent Change	FY 2003	FY 2002	Percent Change
Revenue	$2,148	$1,931	11%	$7,733	$7,200	7%
Operating Profit	$416	$338	23%	$1,775	$1,577	13%

4th Quarter 2003

PepsiCo Beverages North America achieved its strongest results of the year in the fourth quarter, posting 5% total volume growth and double-digit revenue and operating profit increases. PBNA revenue increased 11% for the quarter due to volume increases, net pricing, and favorable product mix driven by strong non-carbonated beverage sales.

The Division’s balanced portfolio of non-carbonated beverages led volume growth, with a strong 11% gain, driven by:

•	Strong double-digit growth in Gatorade, as a result of off-season distribution gains in the mass merch, club and vending channels;
•	Continued double-digit growth in Aquafina, the market share leader in the bottled water category;
•	Strong, high double-digit growth in Propel Fitness Water; and
•	Low single-digit growth in Tropicana Pure Premium, which gained over a point of share this year.

Carbonated soft drink (CSD) volume grew a healthy 3% in the quarter, boosted by both innovation and core product strength, including:

•	The continued success of the company’s lemon-lime brand, Sierra Mist, due to year-long advertising, promotions, and in-store support, combined with significantly expanded distribution;
•	A full quarter of Pepsi Vanilla and Diet Pepsi Vanilla volume;
•	Continued strong performance growth across our entire diet portfolio, which grew almost 12%, offset by Brand Pepsi volume softness.

Fourth quarter operating profit increased 23%, reflecting the higher volume, net pricing, improved product mix, cost productivity, and favorable overlaps of non-recurring costs in the fourth quarter of 2002, partly offset by higher marketing spending.

Full Year 2003

For full-year 2003, PBNA volume growth was 3%, with non-carbonated drinks growing 8% and CSDs growing 1.5%. Gatorade, Aquafina, and Propel were the drivers of non-carbonated growth, while the national launch of Sierra Mist and strong diet portfolio performance contributed to CSD gains. Full-year revenue increased 7%, reflecting the volume growth, net pricing, and a mix shift toward full goods.

As a result of this strong volume performance, PBNA remains the market leader in the liquid refreshment beverage category in U.S. measured channels. For full-year 2003, PBNA gained 0.3 share points, for a full-year share of 26.0%. For the fourth quarter alone, PBNA’s beverage portfolio gained almost one share point for a volume share of 26.5%.

Full year operating profit increased 13%, reflecting the volume increase, positive price and mix, and cost of sales productivity.

PBNA 2003 Highlights
• Solid volume growth
• Addition of new CSD growth platform in Sierra Mist
• Positive price/mix, led by advantaged non-carb portfolio
• Widened #1 position in liquid refreshment beverage category
• Margin expansion over one point

PEPSICO INTERNATIONAL (PI)

(In millions)

	Sixteen Weeks			Fifty-Two Weeks
	Q4 2003	Q4 2002	Percent Change	FY 2003	FY 2002	Percent Change
Revenue	$2,780	$2,421	15%	$8,678	$7,749	12%
Operating Profit	$319	$272	18%	$1,186	$1,042	14%

4th Quarter 2003

PepsiCo International had continued strong volume growth into the fourth quarter across all regions, with:

•	International snack kilo volume up over 6%, led by: Walkers (U.K.) and Russia in Europe; the Asia Pacific region—especially India, China, and Australia; and the Middle East region—led by Turkey. In Mexico, Sabritas had low single-digit salty volume growth, and Gamesa was flat.

•	International beverage bottler case sales up 9%, with growth in virtually all of our major markets. China, Russia, the Middle East region, U.K., and Australia were all major contributors to growth. In addition, CSD volume growth resumed in both Mexico and Venezuela, countries that have been challenged by macroeconomic conditions. These gains were partially offset by lower volume in Germany, due to the “one-way deposit” imposed by the German government.

PI revenue grew 15% in the fourth quarter, largely driven by organic volume growth. Favorable foreign exchange (largely the Euro and Pound) contributed over 3 points of growth, and acquisitions accounted for 2 points of growth.

PI operating profit grew 18% in the fourth quarter, largely driven by volume and favorable country mix. Unfavorable foreign exchange rates, largely the Mexican Peso, reduced profit growth by over a point.

Full Year 2003

For the full year, PI snack kilo volume grew 6% and beverage bottler case sales increased 8%. Volume growth by region for full year 2002 and 2003 is provided below:

PepsiCo International

Volume Growth By Region

	Snack (kilos)		Beverages (BCS)
	2003	2002	2003	2002
Latin America	3%	5%	8%	2%
Europe, Middle East & Africa	10%	7%	6%	5%
Asia	16%	6%	11%	11%

Total Snacks & Beverages	6%	5%	8%	5%

On a full-year basis, revenue grew 12%, with acquisitions contributing nearly 2 points of growth, and favorable foreign exchange contributing nearly one point.

PI operating profits grew 14% for the full year, driven by volume and positive country mix. Acquisitions added almost two points of profit growth; but unfavorable foreign exchange, largely the Mexican peso, reduced full-year profit by almost six points.

Certain reserve actions were taken in the third quarter on potentially unrecoverable beverage assets, which reduced full-year profit growth by over 2 points.

PI 2003 Highlights

• Strong top-line growth across all regions

• Momentum strengthened as year progressed

• New integrated organization in place

QUAKER FOODS NORTH AMERICA (QFNA)

(In millions)

	Sixteen Weeks			Fifty-Two Weeks
	Q4 2003	Q4 2002	Percent Change	FY 2003	FY 2002	Percent Change
Revenue	$449	$460	-3%	$1,467	$1,464	Flat
Operating Profit	$157	$143	10%	$486	$473	3%

4th Quarter 2003

Quaker Foods North America experienced mixed results in the fourth quarter. Total volume was down almost 5% and revenue declined almost 3%. Volume declines were largely a result of softness in the oatmeal category and, to a lesser extent, in ready-to-eat cereals. On the positive side, Quaker Breakfast Squares contributed over one point of volume growth. Revenue declined 3%, as volume declines were partly offset by improved price realization, and a modest benefit from the Canadian dollar.

Fourth-quarter operating profits were very strong, up almost 10%. The key drivers of margin improvement were cost productivity and reduced marketing spending.

Full Year 2003

Full-year volume and revenue were flat, as declines in grain-based side dishes were offset by the successful launch of new Quaker Breakfast Squares. Full-year operating profit growth of 3% reflects cost productivity and lower marketing spending.

CORPORATE

Corporate Unallocated Expense.    Fourth quarter corporate unallocated expenses increased $79 million, primarily due to the timing of funding for our charitable foundation, the cost of the business process transformation initiative, and higher employee-related expenses. On a full-year basis, corporate unallocated expenses were up 18%, driven primarily by business process transformation costs and higher employee-related expenses, including deferred compensation. The deferred compensation is partly offset in interest income, as described below.

Stock Option Expense.    As announced previously, PepsiCo now expenses stock options. The fourth-quarter option expense is $140 million, or $0.06 per share. The full-year option expense is $510 million, or $0.20 per share. See “Note to Investors” section on page 2.

Equity Income.    Bottling equity income increased $48 million for the quarter and $43 million, or 16%, for the full year, reflecting increased earnings from our bottlers and a favorable comparison to an impairment charge on a bottling investment in 2002.

Interest Expense.    Fourth-quarter interest expense declined by $11 million, due to the retirement of maturing debt. On a full-year basis, interest expense decreased $15 million.

Interest Income.    Fourth-quarter interest income increased by $8 million, driven by gains in the performance of certain investment funds and higher average cash balances. These investment funds are in place to partly offset the expense related to deferred compensation programs that are recorded in corporate unallocated expense. These gains were partially offset by the effect of lower interest rates on the balance of PepsiCo’s investment portfolio. On a full-year basis, interest income increased $15 million.

Tax Rate.    The fourth-quarter effective tax rate of 20.2% was 13 points lower than last year, primarily due to a favorable tax settlement resulting from the resolution of tax audits from prior years. Also contributing to the lower tax rate were the impact of the new concentrate plant in Ireland, and the reduction in merger costs. The favorable tax settlement, concentrate plant impact, and merger costs reduced the full-year tax rate by 4 points, to 28.5%. The favorable tax settlement reduced the tax rate by approximately 2 percentage points for the full year.

Merger and Streamlining expenses:    Fourth-quarter Quaker merger expenses were $28 million, down from $90 million in same period 2002. For the full year, merger expenses were $59 million, down from $224 million in 2002. PepsiCo will no longer report Quaker merger costs separately, as the costs associated with the merger largely have been incurred.

As announced previously, there were restructuring actions taken in the fourth quarter across North America and PepsiCo International to strengthen and streamline the business. The total streamlining charge was $147 million.

Cash Flow.    Full-year cash flow from operating activities less net capital spending was $3.0 billion, compared to $3.3 billion in 2002. The year-over-year decline reflects higher net tax payments related to the IRS settlement, partially offset by strong business results and lower pension plan contributions. Full-year net capital spending was $1.3 billion for both 2003 and 2002.

We returned $3.0 billion to shareholders in dividends of $1.1 billion and as share repurchases of $1.9 billion. Nearly 43 million shares of PepsiCo stock were repurchased in 2003.

Shares Outstanding.    The weighted average diluted number of shares outstanding during the fourth quarter decreased to 1,742 million shares. The weighted average diluted shares outstanding for full year 2003 decreased over 2% to 1,738 million.

Miscellaneous

Conference Call.    At 11 a.m. (Eastern time) today, management will host a conference call with investors to discuss fourth-quarter 2003 results and the outlook for 2004. For details, visit our site on the Internet at www.pepsico.com.

Reconciliation.    In discussing these financial results, management may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to PepsiCo’s reported financials is attached and can be found under “Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.

Cautionary Statement

        This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts)

	16 Weeks Ended		52 Weeks Ended
	12/27/03	12/28/02	12/27/03	12/28/02
	(unaudited)

Net Revenue	$8,073	$7,382	$26,971	$25,112

Cost and Expenses
Cost of sales	3,737	3,418	12,379	11,497
Selling, general and administrative expenses	2,897	2,628	9,053	8,523
Stock compensation expense	140	149	510	501
Amortization of intangible assets	46	41	145	138
Impairment and restructuring charges	147	—	147	—
Merger-related costs	28	90	59	224

Operating Profit	1,078	1,056	4,678	4,229

Bottling Equity Income	77	29	323	280
Interest Expense	(51)	(62)	(163)	(178)
Interest Income	21	13	51	36

Income before Income Taxes	1,125	1,036	4,889	4,367

Provision for Income Taxes	228	347	1,395	1,414

Net Income	$897	$689	$3,494	$2,953

Diluted
Net Income Per Common Share	$0.51	$0.39	$2.01	$1.66
Average Shares Outstanding	1,742	1,747	1,738	1,779

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions)

	16 Weeks Ended		52 Weeks Ended
	12/27/03	12/28/02	12/27/03	12/28/02
Net Revenue	(unaudited)
Frito-Lay North America	$2,696	$2,540	$9,091	$8,565
PepsiCo Beverages North America	2,148	1,931	7,733	7,200
PepsiCo International	2,780	2,421	8,678	7,749
Quaker Foods North America	449	460	1,467	1,464

Division Net Revenue	8,073	7,352	26,969	24,978
Divested Businesses	—	30	2	134

Total Net Revenue	$8,073	$7,382	$26,971	$25,112

Operating Profit
Frito-Lay North America	$699	$653	$2,366	$2,216
PepsiCo Beverages North America	416	338	1,775	1,577
PepsiCo International	319	272	1,186	1,042
Quaker Foods North America	157	143	486	473

Division Operating Profit	1,591	1,406	5,813	5,308
Corporate unallocated	(198)	(119)	(445)	(377)
Stock compensation expense	(140)	(149)	(510)	(501)
Impairment and restructuring costs	(147)	—	(147)	—
Merger-related costs	(28)	(90)	(59)	(224)
Divested businesses	—	8	26	23

Total Operating Profit	$1,078	$1,056	$4,678	$4,229

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

	52 Weeks Ended
	12/27/03	12/28/02
Cash Flows – Operating Activities
Net income	$3,494	$2,953
Adjustments
Depreciation and amortization	1,221	1,112
Merger-related costs	59	224
Impairment and restructuring charges	147	—
Stock compensation expense	510	501
Cash payments for merger-related costs and impairment and restructuring charges	(109)	(123)
Pension plan contributions	(535)	(820)
Bottling equity income, net of dividends	(276)	(222)
Deferred income taxes	(352)	155
Other noncash charges and credits, net	415	263
Net change in operating working capital	(75)	305
Other	(171)	279

Net Cash Provided by Operating Activities	4,328	4,627

Cash Flows – Investing Activities
Capital spending	(1,345)	(1,437)
Sales of property, plant and equipment	49	89
Acquisitions and investments in noncontrolled affiliates	(71)	(351)
Divestitures	46	376
Short-term investments	(950)	757
Snack Ventures Europe consolidation	—	39

Net Cash Used for Investing Activities	(2,271)	(527)

Cash Flows – Financing Activities
Proceeds from issuances of long-term debt	52	11
Payments of long-term debt	(641)	(353)
Short-term borrowings	13	(62)
Cash dividends paid	(1,070)	(1,041)
Share repurchases – common	(1,929)	(2,158)
Share repurchases – preferred	(16)	(32)
Proceeds from exercises of stock options	689	456

Net Cash Used for Financing Activities	(2,902)	(3,179)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	27	34

Net Increase/(Decrease) in Cash and Cash Equivalents	(818)	955
Cash and Cash Equivalents – Beginning of year	1,638	683

Cash and Cash Equivalents – End of year	$820	$1,638

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	12/27/03	12/28/02
Assets
Current Assets
Cash and cash equivalents	$820	$1,638
Short-term investments, at cost	1,181	207

	2,001	1,845
Accounts and notes receivable, net	2,830	2,531
Inventories
Raw material	618	525
Work-in-process	160	214
Finished goods	634	603

	1,412	1,342
Prepaid expenses and other current assets	687	695

Total Current Assets	6,930	6,413
Property, plant and equipment, net	7,828	7,390
Amortizable intangible assets, net	718	801
Goodwill	3,796	3,631
Other nonamortizable intangibles	869	787

	4,665	4,418
Investments in unconsolidated affiliates	2,920	2,611
Other assets	2,266	1,841

Total Assets	$25,327	$23,474

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings	$591	$562
Accounts payable and other current liabilities	5,213	4,998
Income taxes payable	611	492

Total Current Liabilities	6,415	6,052
Long-term debt	1,702	2,187
Other liabilities	4,075	4,226
Deferred income taxes	1,192	1,446
Preferred stock, no par value	41	41
Repurchased preferred stock	(63)	(48)
Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	783	339
Retained earnings	15,795	13,397
Accumulated other comprehensive loss	(1,267)	(1,672)

	15,341	12,094
Less: Repurchased shares	(3,376)	(2,524)

Total Common Shareholders’ Equity	11,965	9,570

Total Liabilities and Shareholders’ Equity	$25,327	$23,474

Reconciliation of GAAP and Non-GAAP Information

Management operating cash flow is the primary measure management uses to monitor cash flow performance. It is not a measure calculated under generally accepted accounting principles (GAAP) in the United States. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. The table below reconciles net cash provided by operating activities as reflected in our Condensed Consolidated Statement of Cash Flows to our management operating cash flow.

	Year Ended
	2003	2002
Net Cash Provided by Operating Activities	$4,328	$4,627
Capital spending	(1,345)	(1,437)
Sales of property, plant and equipment	49	89

Management Operating Cash Flow	$3,032	$3,279

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